EXHIBIT 10.5

RESTRICTED STOCK GRANT AGREEMENT

This Restricted Stock Purchase Agreement dated as of January 15, 2008 (this “Agreement”) is made by and between Technest Holdings, Inc., a Nevada corporation (including, as context requires, its subsidiaries the “Company”), and David Gust (the “Grantee”).

1.            Definitions.  As used in this Agreement, the following terms shall have the following meanings:

Qualified Sale:  The sale of all or substantially all of assets or issued and outstanding capital stock of the Company, or merger or consolidation involving the Company in which stockholders of the Company immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of surviving corporation or entity representing more than fifty percent in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation.

Service:  Service as an employee, officer or director of, or a consultant or advisor to, the Company or its successors.

Shares:  The shares of Common Stock issued to Grantee hereunder and any other securities of the Company which may be issued in exchange for or in respect of such shares of Common Stock, whether by way of stock split, stock dividend, combination of shares, reclassification, recapitalization, reorganization or any other means.

Unvested Shares:  Any Shares that are not Vested Shares.

Vested: Released from the Company’s Forfeiture Right (as defined in Section 5(a)).

Vested Shares:  Any Shares that have vested in accordance with Section 5(b).

2.    Grant of Shares.  The Company hereby grants to Grantee, and Grantee hereby accepts from the Company, 20,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”).  Grantee and the Company hereby agree that such shares are granted as compensation for Grantee’s Service to the Company.

3.    Representations of Grantee.  Grantee represents to the Company, and agrees that the Company is entitled to rely on such representations, as follows:

(a)            Grantee is acquiring the Shares for Grantee’s own account for investment, and not for, with a view to, or in connection with the resale or distribution thereof.  Grantee has no present intention to sell, hypothecate, distribute or otherwise transfer the Shares or any portion thereof or any interest therein.

(b)            In connection with Grantee’s acquisition of the Shares, Grantee accepts the condition that the Company may maintain “stop transfer” orders with respect to the Shares and that each certificate or other document evidencing the Shares will bear conspicuous legends in substantially the form set forth in Section 7 of this Agreement.

(c)            Grantee has obtained all financial or legal advice as Grantee deems necessary with respect to Grantee’s acquisition of the Shares.  Grantee has fully investigated the Company and its business and financial condition, to include a review of the Company’s pubic filings with the Securities and Exchange Commission, and has knowledge of the Company’s current activities.

4.            Restrictions on Transfer.  The following restrictions on transfer of the Shares shall apply:

(a)            Unvested Shares.  Except for forfeitures of Unvested Shares to the Company as contemplated by Section 5, no Shares, nor any interest therein, may be sold, assigned, pledged or otherwise transferred until such Shares shall have Vested as defined in Section 5.

(b)            Remedies.  No sale, assignment, pledge or other transfer of Shares shall be effective or given effect on the books of the Company unless all of the applicable provisions of this Section 4 have been duly complied with.  In addition to any other legal or equitable remedies which it may have, the Company may enforce its rights by actions for specific performance (to the extent permitted by law) and may refuse to recognize any transferee as one of its stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until all applicable provisions hereof have been complied with.

(c)            Lock-Up.  Grantee agrees that for a period of up to 180 days from the effective date of any registration of securities of the Company (upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities), he or she will not sell, make any short sale or loan of, grant any option for the purchase of, or otherwise dispose of any Shares held by him or her without the prior written consent of the Company or such underwriters, as the case may be.

(d)            Termination of Restrictions.  Section 4 shall terminate immediately prior to the consummation of a Qualified Sale.

5.    Forfeiture of Unvested Shares.

(a)            Forfeiture upon Termination.  In the event of the termination of Grantee’s Service by Grantee for any reason, upon the date of such termination (the “Termination Date”) all the Unvested Shares shall be forfeited to the Company.  As a result of any forfeiture of Unvested Shares pursuant to this Section 5(a), the Company shall become the legal and beneficial owner of the Unvested Shares being forfeited and shall have all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Unvested Shares being forfeited to the Company, without further action by Grantee.

(b)            Vesting.

(i)            The Shares will become vested on January 14, 2009, provided, however, that the vesting of Shares on any such vesting date shall be conditioned upon Grantee’s continuing Service with the Company from the date hereof through such vesting date.

(ii)            Notwithstanding Section 5(b)(i), all Shares shall be deemed to have vested immediately prior to the consummation of a Qualified Sale.

6.            Custody of Certificates.  In order to facilitate the exercise of Section 5(a), the Company or its counsel shall hold all certificates representing Unvested Shares, together with an adequate number of undated and otherwise blank stock powers executed by Grantee.  The Company shall have the right to cause transfers of Unvested Shares to be effected pursuant to Section 5.  After any Shares become Vested Shares, the Company shall, upon request of Grantee, deliver to Grantee a certificate or certificates representing such Vested Shares.

7.            Legends.  Each certificate representing Shares shall prominently bear legends in substantially the following forms:

The Corporation is authorized to issue more than one class or series of stock.  The powers, designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of such preferences and/or rights of each class of stock or series of any class set forth in the Certificate of Incorporation of the Corporation.  The Corporation will furnish a copy of the Certificate of Incorporation of the Corporation to the holder of this certificate without charge upon request.

The securities represented by this certificate are subject to restrictions on transfer and reacquisition rights pursuant to the terms of a Restricted Stock Grant Agreement, as amended from time to time, between the owner of this certificate and the Corporation.  The Corporation will furnish a copy of this agreement to the holder hereof without charge upon written request.

8.    Miscellaneous.

(a)            Entire Agreement.  This Agreement in conjunction with the Employment Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, representations and proposals, written or oral, relating to such subject matter.

(b)            Amendments.  Neither this Agreement nor any provision hereof may be changed or modified except by an agreement in writing executed by Grantee and on behalf of the Company.

(c)            Binding Effect of the Agreement.  This Agreement shall inure to the benefit of, and be binding upon, the Company, Grantee and their respective estates, heirs, executors, transferees, successors, assigns and legal representatives.

(d)            Provisions Severable. In the event that any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby.  Any invalid, illegal or unenforceable provision of this Agreement shall be severed, and after any such severance, all other provisions hereof shall remain in full force and effect.

(e)            Notices.  All notices under this Agreement shall be effective (i) upon personal or facsimile delivery, (ii) two business days after deposit in the United States mail as registered or certified mail postage fully prepaid, or (iii) one business day after pickup by any overnight commercial courier service, in each case sent or addressed to the Company at its principal office and to Grantee at his record address as carried in the stock records of the Company or at such other address as he or she may from time to time designate in writing to the Company.

(f) Construction.  A reference to a Section shall mean a Section of this Agreement unless otherwise expressly stated.  The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

(g)            No Employment Agreement.  This Agreement shall not be construed as an agreement by the Company to employ Grantee, nor is the Company obligated to employ Grantee by reason of this Agreement or the issuance of the Shares to Grantee.

(h)            Section 83(b) Election.  Grantee will furnish to the Company a copy of any election made by Grantee under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to his acquisition of the Shares.

(i)            Applicable Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland, without regard to its principles of conflicts of laws.  Grantee consents to jurisdiction and venue in any state or federal court in State of Maryland for the purposes of any action relating to or arising out of this Agreement or any breach or alleged breach hereof, and to service of process in any such action by certified or registered mail, return receipt requested.

(j)            Disposition of Shares; Purchase by Nominee or Designee.  Any Shares that the Company elects to purchase hereunder may be disposed of by it in such manner as it deems appropriate with or without restrictions on the transfer thereof, and the Company may require their transfer to a nominee or designee as part of any purchase of the Shares from Grantee.

(k)            Withholding Taxes.  Grantee acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to the granting and vesting of the Shares to Grantee.  Grantee agrees that he or she shall, no later than the date as of which the value of any portion of the Shares first becomes includable in the gross income of the Grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of any Federal, state, local and/or payroll taxes of any kind required by law to be withheld with respect such income.  The Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

(l)            Arbitration.  Any dispute or controversy arising in connection with this Agreement shall be determined and settled by arbitration in Maryland by a panel of three members who shall be selected, and such arbitration shall be conducted, in accordance with the commercial arbitration rules of the American Arbitration Association.  Any award rendered therein shall be final and binding upon the parties hereto and their legal representatives and judgment upon any such award may be entered in any court having jurisdiction thereof.  Each party shall bear its own expenses, including fees and disbursements of its attorneys, accountants, and financial experts, and the parties shall each pay 50% of all arbitration fees and expenses of the arbitrators.

(j)            Pursuant to Plan.  This grant of Restricted Stock shall be subject in every respect to the provisions of the Company’s 2006 Stock Incentive Plan (the “Plan”), as amended from time to time, which is incorporated herein by reference and made a part hereof.  The Grantee hereby accepts this grant of Restricted Stock subject to all the terms and provisions of the Plan and agrees that (i) in the event of any conflict between the terms hereof and those of the Plan, the latter shall prevail, and (ii) all decisions under and interpretations of the Plan by the Board of Directors of the Company or the Committee, as defined in the Plan, shall be final, binding and conclusive upon the Grantee and his heirs and legal representatives.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Grant Agreement as of the date first above written.

Technest Holdings, Inc.

By: /s/ Gino M. Pereira
Name: Gino M. Pereira
Title: CEO

GRANTEE:

/s/ David R. Gust
David R. Gust

STOCK POWER
([____________])

FOR VALUE RECEIVED, [____________] hereby sells, assigns and transfers to Technest Holdings, Inc., a Nevada corporation (the “Company”), a total of ______________ shares of the Common Stock of the Company standing in his name on the books of the Company represented by stock certificate number ___  to be delivered herewith, and does hereby irrevocably constitute and appoint ______________________ as attorney to transfer said shares on the books of the Company with full power of substitution in the premises.

Dated: ___________________

______________________________ [____________]

In the Presence of:

_______________________________
Name: